EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD TRUST ANNOUNCES CORPORATE
GOVERNANCE ENHANCEMENTS
DALLAS, October 19, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced a number of corporate governance enhancements.
“Consistent with our commitment to manage the business in the best interests of all of our shareholders, we have made additional enhancements to our corporate governance policies,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “We will continue to review our governance in an ongoing effort to increase the value of Ashford Trust.”
The following is a summary of the new governance initiatives:

•
An amendment to the Company’s Bylaws requiring majority vote for the election of directors (with a plurality vote standard retained for contested director elections), consistent with the proposal approved by shareholders at the Company’s 2015 annual meeting;

•	An amendment to the Company’s Bylaws requiring shareholder vote to adopt a Shareholder Rights Plan with a term exceeding 12 months; and

•	Modification of the Company’s Corporate Governance Guidelines to prohibit pledging of stock by directors and all executives.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.